UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): June 4, 2016

Zonzia Media, Inc.

(Exact Name of Registrant as Specified in its Charter)

Nevada	002-75313	84-0871427
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2580 Anthem Village Dr., Suite B-7, Henderson, NV	89074
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (702) 707-3974

_______________________________________

(Former Name or Address, Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01 Entry Into A Material Definitive Agreement.

On June 4, Zonzia Media, Inc. entered into a Digital Video License Agreement (“Agreement”) with Amazon, pursuant to which Zonzia now has the right to distribute its content via Amazon’s digital video service (the “Service”), Amazon Video Direct, through four distribution options. The Service may be offered on a stand-alone basis and/or bundled with other products, services, or offerings, including Amazon Prime:

▪	Zonzia’s content can now be included on Amazon Prime Video at no additional charge to Amazon Prime members.
▪	Zonzia’s content can also be made available as an add-on subscription through Amazon’s Streaming Partners Program.
▪	Zonzia’s content can be offered as a one-time rental price or a one-time purchase price.
▪	Zonzia’s content can be made available to all Amazon customers for free as ad-supported content.

The Territory, with respect to any Title, shall be worldwide unless otherwise limited by territory restrictions in Zonzia’s individual content license agreements. Amazon’s Video streaming service is currently available in the U.S., the U.K., Germany, Austria and Japan.

Zonzia’s content will be available on all of the devices where Amazon Video is available, including iOS and Android tablets and phones, connected TVs, Amazon Fire TV devices, game consoles and laptops. Amazon will provide detailed performance metrics to Zonzia, such as number of minutes a title was streamed, projected revenue, payment history and number of subscribers, and accordingly, Zonzia will be able to optimize the way it offers and promotes its content to its customers and will have full control to make changes based on the data provided. Amazon will collect and pay to Zonzia a percentage of license, purchase, rental and content provider fees applicable to the distribution of the Company’s audio-visual programs through Amazon’s Service.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Zonzia Media, Inc.

Date: June 8, 2016	By:	/s/ Johnathan Adair
Name: Johnathan Adair Title: Chief Executive Officer

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